Exhibit 99.1
For Immediate Release

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Reports Financial Results for Fiscal 2009 Third Quarter

•	Net Sales Increase 21% to $49.4 Million

•	Net Income of $1.9 Million and EPS of $0.08; EPS of $0.15 Prior to Expense Associated with Completion of CEO Transition

•	(Non GAAP) EBITDA of $5.7 Million or $0.23 Per Share

•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. April 2, 2009 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal third quarter and nine months ended February 28, 2009. Financial results include the acquisition of Diomed assets since June 17, 2008, the date of acquisition, and the acquisition of FlowMedica assets since January 12, 2009, the date of acquisition.

Net sales in the third quarter were $49.4 million, a 21% increase over the $40.7 million reported in the third quarter a year ago. Gross margin in the third quarter was 61.1% compared with 62.2% a year ago. With the completion of the CEO transition announced on December 3, 2008, the Company recorded a provision in the quarter for all current and future costs associated with the Employment Agreement and Non-Statutory Stock Option Agreement entered into on January 20, 2009, with its former chief executive officer, Eamonn Hobbs, and certain costs associated with the recruitment of its new CEO, Jan Keltjens, under an agreement entered into on January 19, 2009. The costs related to the foregoing, inclusive of stock-based compensation, were $2.8 million.

Operating income was $2.6 million in the third quarter, inclusive of the cost of the CEO transition, compared with $7.6 million in the prior year third quarter, which included a gain on the settlement of litigation. Excluding these two items, operating income increased 23% in the third quarter to $5.5 million from $4.5 million a year ago. Net income was $1.9 million or $0.08 per share in the third quarter, compared with $4.9 million or $0.20 per share a year ago. Excluding the aforementioned two items, net income increased 26% in the third quarter to $3.7 million from $2.9 million a year ago. EBITDA (Non GAAP) was $5.7 million or $0.23 per share in the third quarter and $10.0 million or $0.41 per share in the third quarter a year ago. Excluding the aforementioned two items, EBITDA increased 25% to $8.5 million or $0.35 per share in the third quarter from $6.8 million or $0.28 per share a year ago.

For the nine months ended February 28, 2009, net sales of $142.2 million increased 19% over the $119.7 million reported in the prior year period; gross margin increased to 61.4% from 61.2% in the prior year period; operating income was $11.3 million compared with $15.9 million in the prior year period; net income was $7.0 million or $0.29 per share, compared with $10.4 million or $0.43 per share in the prior year period; and EBITDA (Non GAAP) was $20.2 million or $0.82 per share, compared with $22.6 million or $0.93 per share in the prior year period. Excluding the aforementioned CEO transition costs and gain on settlement of litigation, for the nine months ended February 28, 2009, operating income increased 13% to $14.4 million from $12.8 million in the prior year period; net income increased 6% to $8.9 million from $8.4 million in the prior year period; and EBITDA (Non GAAP) increased 19% to $23.2 million or $0.95 per share, compared with $19.5 million or $0.80 per share in the prior year period.

AngioDynamics reported cash and investments of $62.3 million and long-term debt of $7.2 million at February 28, 2009.

In fiscal 2009, AngioDynamics began operating three business units: Peripheral Vascular, Access and Oncology/Surgery. Peripheral Vascular sales were $20.7 million in the quarter, an increase of 35% from the third quarter a year ago, inclusive of the laser ablation products acquired from Diomed and the Benephit® product line acquired from FlowMedica. Access sales were $17.2 million in the quarter, an increase of 8% from the third quarter a year ago, and Oncology/Surgery sales grew 22% to $11.5 million from the third quarter a year ago.

“Our third quarter results illustrate how smoothly our CEO transition has gone as we recorded solid growth across all of our business units,” said Jan Keltjens, President and CEO. “I would like to thank Eamonn Hobbs for his support during our transition and for all his contributions to AngioDynamics. Since joining the Company, I’ve visited our principal operating locations in New York, Georgia, California and England to become familiar with our people and our products, and have met some of our customers and industry associations. As a result, I am more excited than ever about the potential of our company.

“For the remainder of fiscal 2009 and beyond, I look forward to working with our team to maximize our opportunities,” continued Mr. Keltjens. “We have a strong and growing oncology/surgery business that is in a position to potentially help millions of patients through our exciting IRE technology. We are focusing our efforts with the NanoKnife™ IRE System on continuing pre-clinical studies to advance the technology and support regulatory filings, enhancing our focus on driving clinical programs towards gaining labeling for specific indications, and building professional education programs. Our goal is to use evidence-based medicine to build a strong IRE offering and a successful and sustainable business benefitting a large group of patients.

“We also will be working to build our market-leading laser vein ablation business, the Benephit Targeted Renal Therapy™ product line and our access product lines, as well as reinvigorating our product development effort. Our overall goal is to capitalize on our numerous opportunities while maintaining our business model that generates substantial operating cash flow and positions us to drive a growth strategy through focused internal and external investments,” Mr. Keltjens concluded.

Highlights of the quarter and more recent activities include the following:

•
AngioDynamics completed the product development integration of the acquired Diomed business with the February launch of NeverTouch® – FRS. The company’s product set has now been expanded to enable the use of the NeverTouch fiber on the Delta series laser, as well as lasers formerly manufactured by Diomed.

•
The assets of privately-held FlowMedica Inc., a leader in the emerging field of Targeted Renal Therapy were purchased for $1.75 million plus an earn out based on 2011 net sales. The Benephit product line has been integrated into AngioDynamics Peripheral Vascular business unit. Targeted Renal Therapy is a therapeutic approach which delivers drugs directly to the kidneys to prevent and treat acute kidney injury (AKI), which results from many common interventional and surgical procedures.

•
Positive clinical uses of NanoKnife continued, as six sites in the U.S., Australia, Germany and Italy have completed a total of 48 IRE procedures for percutaneous prostate, percutaneous and laparoscopic liver, percutaneous kidney, lymph node, and lung lesions as of the date of this release. The physicians performing the procedures have reported either same day patient discharge, in the case of prostate procedures, or typically a one-day stay, in the case of hepatic or renal procedures. Physicians have also commented on short procedure times compared to thermal ablation modalities. Most patients treated continue to comment on a distinct lack of, or very minimal pain, especially when compared to previous thermal focal therapy treatments.

•
Two independent pre-clinical pancreatic IRE safety studies have concluded with promising results. One of these studies is now entering a second phase to gather longer-term chronic data and to gain a more in-depth understanding of pathology results. In addition, in Australia, the Therapeutic Good Administration has approved the NanoKnife System for commercial sale and similar approval has been obtained from the Canadian Health Protection Branch.

•
Study results published in the December 2008 edition of the Journal of Urology demonstrated the benefits of using the Habib® 4X radio frequency resection device in procedures to treat kidney malignancies compared to a control group using other common means. These benefits include significantly diminished blood loss, far fewer adverse events and a shorter operative time.

Fiscal 2009 Guidance

AngioDynamics has updated its outlook for fiscal 2009 incorporating the results from the third fiscal quarter and the acquisition of FlowMedica assets:

•	Net sales in the range of $195 million to $198 million

•	Gross margin in the range of 61% to 62%

•	GAAP operating income in the range of $17 million to $18 million

•	EBITDA in the range of $29 million to $30 million

•	GAAP EPS in the range of $0.42 to $0.45, inclusive of the expenses incurred for the CEO transition

Conference Call

AngioDynamics management will host a conference call to discuss its third quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (800) 257-7087 from the U.S. or for international callers, please dial +1 (303) 262-2140.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investor.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

A replay will be available on the Web site. A telephone replay will be available from 6:30 p.m. Eastern time on April 2, 2009, through 11:59 p.m. Eastern time on April 9, 2009, by dialing 1 (800) 405-2236 (domestic) or +1 (303) 590-3000 (international) and entering the passcode: 11128472#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP EBITDA, (earnings before interest, taxes, depreciation and amortization), and non-GAAP EBITDA per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s financial results prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. (“AngioDynamics” or the “Company”) is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product line includes market-leading radiofrequency ablation and irreversible electroporation resection systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from the Company’s expectations. Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to integrate purchased businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2008. The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 28,	Feb 29,	Feb 28,	Feb 29,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$49,447	$40,725	$142,234	$119,748
Cost of sales	19,225	15,407	54,862	46,474
Gross profit	30,222	25,318	87,372	73,274
% of net sales	61.1%	62.2%	61.4%	61.2%

Operating expenses
Research and development	4,692	3,955	13,079	10,360
Sales and marketing	13,651	11,725	40,735	33,540
General and administrative	4,085	3,409	12,359	11,604
Amortization of intangibles	2,323	1,777	6,816	5,006
Gain on settlement of litigation	-	(3,151)	-	(3,151)
CEO transition costs	2,841	-	3,041	-
Total operating expenses	27,592	17,715	76,030	57,359
Operating income	2,630	7,603	11,342	15,915
Other income (expense), net	93	238	(658)	688
Income before income taxes	2,723	7,841	10,684	16,603
Provision for income taxes	811	2,951	3,654	6,233
Net income	$1,912	$4,890	$7,030	$10,370

Earnings per common share
Basic	$0.08	$0.20	$0.29	$0.43
Diluted	$0.08	$0.20	$0.29	$0.43

Weighted average common shares
Basic	24,366	24,123	24,342	24,042
Diluted	24,484	24,404	24,501	24,343

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Nine months ended
	Feb 28,	Feb 29,	Feb 28,	Feb 29,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Operating income	$2,630	$7,603	$11,342	$15,915

Amortization of intangibles	2,323	1,777	6,816	5,006
Depreciation	709	589	1,998	1,683
EBITDA	$5,662	$9,969	$20,156	$22,604

EBITDA per common share
Basic	$0.23	$0.41	$0.83	$0.94
Diluted	$0.23	$0.41	$0.82	$0.93

Weighted average common shares
Basic	24,366	24,123	24,342	24,042
Diluted	24,484	24,404	24,501	24,343

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
(in thousands)

	Three months ended		Nine months ended
	Feb 28,	Feb 29,	Feb 28,	Feb 29,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net Sales by Business Unit
Peripheral Vascular	$20,743	$15,411	$60,947	$45,884
Access	17,176	15,846	48,931	46,322
Oncology/Surgery	11,528	9,468	32,356	27,542
Total	$49,447	$40,725	$142,234	$119,748

Net Sales by Geography
United States	$44,074	$37,021	$126,262	$108,617
International	5,373	3,704	15,972	11,131
Total	$49,447	$40,725	$142,234	$119,748

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28,	May 31,
	2009	2008
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$26,776	$32,040
Restricted cash	-	68
Marketable securities	35,557	46,182
Total cash and investments	62,333	78,290

Receivables, net	26,501	26,642
Inventories, net	32,415	22,901
Deferred income taxes	8,063	10,902
Prepaid expenses and other	5,305	3,147
Total current assets	134,617	141,882

Property, plant and equipment, net	22,600	21,163
Intangible assets, net	70,065	71,311
Goodwill	161,990	162,707
Deferred income taxes	7,425	6,860
Other non-current assets	3,882	4,824
Total Assets	$400,579	$408,747

Liabilities and Stockholders' Equity
Current portion of long-term debt	$350	$10,040
Contractual payments on acquisition of business, net	5,164	9,625
Other current liabilities	20,370	19,537
Litigation provision	-	6,757
Long-term debt, net of current portion	6,810	7,075
Total Liabilities	32,694	53,034

Stockholders' equity	367,885	355,713
Total Liabilities and Stockholders' Equity	$400,579	$408,747

Shares outstanding	24,426	24,268

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended
	Feb 28,	Feb 29,
	2009	2008
	(unaudited)

Cash flows from operating activities:
Net income	$7,030	$10,370
Depreciation and amortization	8,814	6,689
Tax effect of exercise of stock options	(104)	223
Deferred income taxes	2,438	4,901
Stock-based compensation	4,508	3,658
Other	912	602
Changes in operating assets and liabilities
Receivables	1,198	(2,242)
Inventories	(6,444)	1,881
Accounts payable and accrued liabilities	1,704	(509)
Litigation provision	(6,757)	(3,151)
Other	(259)	(2,290)
Net cash provided by operating activities	13,040	20,132

Cash flows from investing activities:
Additions to property, plant and equipment	(3,472)	(4,792)
Acquisition of intangible assets and business	(17,078)	(3,471)
Change in restricted cash	68	(9,195)
Purchases, sales and maturities of marketable securities, net	10,516	9,650
Net cash used in investing activities	(9,966)	(7,808)

Cash flows from financing activities:
Repayment of long-term debt	(9,955)	(230)
Proceeds from exercise of stock options and ESPP	1,765	3,209
Other	(148)	30
Net cash (used in) provided by financing activities	(8,338)	3,009

Increase (decrease) in cash and cash equivalents	(5,264)	15,333

Cash and cash equivalents
Beginning of period	32,040	28,313
End of period	$26,776	$43,646